Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

30 November 2021

raymond.ng@harneys.com

+852 5806 7883

046880-0005-RLN

Studio City International Holdings Limited

P.O. Box 31119 Grand Pavilion, Hibiscus Way

802 West Bay Road, Grand Cayman, KY1-1205

Cayman Islands

Dear Sirs

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, and accompanying prospectus filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act) (the Registration Statement), relating to the proposed issuance of securities of the Company (the Securities).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands, the allotment and issue of the Class A ordinary shares and the preference shares of the Company, and the issue of subscription rights and warrants to purchase Class A ordinary shares of the Company, in each case as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, the relevant Class A ordinary shares and the preference shares will be validly issued, allotted and fully paid and there will be no further obligation of the holders of any of such shares to make any further payment to the Company in respect of such shares.

Resident Partners: M Chu | JP Engwirda A Johnstone | P Kay | MW Kwok | IN Mann R Ng | ATC Ridgers | PJ Sephton Bermuda legal services provided through an association with Zuill & Co.	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver www.harneys.com

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels

SCHEDULE 1

List of Documents and Records Examined

1	the Certificate of Incorporation dated 2 August 2000, the Certificate of Change of Name dated 17 January 2012 and the Certificate of Registration By Way of Continuation dated 15 October 2018;

2	the Amended and Restated Memorandum and Articles of Association of the Company adopted by Special Resolution dated 15 October 2018;

3	the register of members and register of directors of the Company provided to us on 25 November 2021;

Copies of 1-3 above have been provided to us by the Company’s registered office in the Cayman Islands (the Corporate Documents, and together with 4-5 below, the Documents).

4	a copy of the unanimous written resolutions of the board of directors of the Company dated 22 November 2021 approving the Company’s issuance of the Securities (the Resolutions); and

5	the Registration Statement.

SCHEDULE 2

Assumptions

1

Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2

Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3

Conversion. The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman Islands laws, and upon the exercise of the subscription rights and warrants to purchase Class A ordinary shares of the Company, the Company will have sufficient authorised but unallotted and unissued Class A ordinary shares for allotment and issue.

4

No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

5	Resolutions. The Resolutions remain in full force and effect.

6

Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

SCHEDULE 3

Qualifications

1	We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

5